Exhibit 99.3

Investor Relations Contact:

George H. Hepburn III, CFO
APAC Customer Services, Inc.
847-374-4995
GHHepburn@apacmail.com

FOR IMMEDIATE RELEASE

APAC Customer Services, Inc. Reports Continued Progress on Business Turnaround

Quarterly Growth in Customer Care Revenues
Quarterly Improving Gross Profit Margins

Deerfield, Ill., February 8, 2006 – APAC Customer Services, Inc. (Nasdaq: APAC), a leading customer care service and solutions provider to market leaders in the healthcare, publishing, logistics, communication, financial services and travel and entertainment industries, today reported financial results for its fourth quarter and fiscal year ended January 1, 2006.

The Company reported a 2005 fourth quarter net loss of $1.5 million, or $0.03 per share, on revenue of $59.7 million compared to a net loss of $1.8 million, or $0.04 per share, on revenue of $69.2 million in the prior year quarter. The 2005 fourth quarter results include $5.0 million in restructuring and other charges associated with the Company’s previously announced strategic realignment and a $2.0 million incremental tax benefit to record now realizable prior year tax credits. The operating loss of $4.5 million, after adjusting for restructuring and other charges, would have been a positive $0.5 million, which compares to a similarly adjusted operating loss of $3.1 million in the prior year quarter.

The decline in revenue from the 2004 fourth quarter is primarily due to the planned exit from the campaign-driven outbound customer acquisition business and the absence of $4.1 million in revenue from the 53rd week of fiscal 2004, compared to a 52-week period in 2005. Fourth quarter 2005 revenue increased $3.4 million, or 6%, from $56.3 million in the 2005 third quarter. This improvement was due to a significant increase in revenue from the Medicare Part D enrollment and customer care program for one of our health care clients as well as other core client growth which more than offset a $7 million reduction in revenue from exited businesses. Gross profit margin for the fourth quarter of 2005 of 13.1% was up from the prior year’s fourth quarter margin of 8.8% and the 2005 third quarter’s margin of 9.5%, reflecting the benefits of a more profitable client base, efficiencies gained in operations and a reduction in call center overhead.

For the 2005 fiscal year, the Company reported a net loss of $22.4 million, or $0.45 per share, on revenue of $239.8 million compared to a net loss of $6.5 million, or $0.13 per share, on revenue of $273.2 million in the prior year. The 2005 results include $8.2 million in restructuring and other charges primarily associated with the Company’s strategic realignment and $10.9 million in asset impairment charges, $10.5 million of which represents a non-cash charge associated with the write-down of goodwill. The year over year revenue decline resulted primarily from reductions in campaign-driven outbound customer acquisition business and the absence of the previously mentioned 53rd week. Gross profit margins fell from 12.2% in fiscal 2004 to 9.5% in fiscal 2005 as the revenue decline resulted in significant underutilized capacity and excess overhead expenses.

“Clearly 2005 has been a transitional year for us. We announced a strategic realignment on July 27, 2005 to exit the telemarketing business and focus primarily on customer care applications. Our fourth quarter results are strong evidence that our strategy is gaining traction. We clearly benefited, and will continue to benefit, from some of the complexities of the start-up of the Medicare Part D program, but the continued growth in our core client base and improvements in operational efficiencies also contributed to our success,” commented Bob Keller, APAC Customer Services’ CEO. “During the fourth quarter, we generated over $0.8 million in adjusted free cash flow while spending $2.7 million in capital expenditures to support our growth, and EBITDA, after adjusting for restructuring and other charges, has improved by $2.5 million since the third quarter from $1.0 million to $3.5 million.”

“As a result of this progress, I remain confident that our strategy and business turnaround is on track, our previous 2006 estimate of $220 million in revenue is achievable and expect the Company to be profitable for the year,” Mr. Keller continued.

In conjunction with the strategic realignment, the Company expects to incur additional restructuring charges of approximately $1 - 4 million in the first half of 2006 relative to the closure of additional call centers. Consistent with last quarter’s announcement, the total charges for the realignment are expected to be $8 -11 million. The $4.9 million of the $5 million restructuring charge taken in the 2005 fourth quarter reflects the reduction of the Company’s corporate office space. The remaining quarterly revenue decline from the exited businesses is now estimated to be approximately $2 million which will occur over the course of the first quarter of 2006.

Senior management of the Company will hold a conference call to discuss financial results at 10:00 a.m. CST Thursday February 9th.

About the Conference Call

The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player). A replay of the webcast will be accessible through the Company’s website for 7 days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available until 11:00 p.m. CST on Thursday, February 16, 2006, by dialing (888) 203-1112 or (719) 457-0820 for international participants. The confirmation number for the replay is 4442520.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care service and solutions for market leaders in healthcare, publishing, logistics, communications, financial services, travel and entertainment industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Forward Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the Company and its management are forward-looking statements. Sometimes these statements will contain words such as “believes,” “expects,” “anticipates,”

“intends,” “estimates,” “goals,” “would,” “could,” “should,” “plans” and other similar words. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the Company’s management. The Company intends its forward-looking statements to speak only as of the date on which they were made. The Company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

The following factors, among others, could cause actual results to differ from historical results or those expressed or implied in the forward-looking statements: reliance by the Company on a small number of principal clients for a substantial portion of its total revenue; changes in or events affecting the business of the Company’s clients; fluctuations in revenue associated with the Company’s new Medicare Part D enrollment and customer care program; fluctuations in quarterly results of operations due to the timing of clients’ initiation and termination of large programs; the ability of the Company’s clients to terminate contracts on relatively short notice; the reaction of the Company’s clients and employees to the announcement of its exit of non-strategic and unprofitable client relationships, the closing of Customer Interaction Centers and the reduction in the number of employees; and the Company’s ability to successfully manage the costs and expenses associated with these activities and generate sufficient cash flow from operations during the transition.

Other reasons that may cause actual results to differ from historical results or those expressed or implied in the forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended January 2, 2005, and the Company’s Third Quarter Report on Form 10-Q for the period ended October 2, 2005. These filings are available on a web site maintained by the SEC at http://www.sec.gov.

About Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with GAAP, the Company uses the following measures defined as non-GAAP financial measures by the SEC: operating income, EBITDA, and free cash flow, in each case, before and after restructuring and other charges. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Notes to Press Release Tables” included at the end of this release.

The Company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our core business operating results. The Company believes management, investors and lenders benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance and liquidity. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

The Company expects to use consistent methods for computation of non-GAAP financial measures. The accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

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APAC Customer Services, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except for per share data)
Unaudited

	Thirteen / Fourteen Weeks Ended *			Fifty-Two / Fifty-Three Weeks Ended *
	January 1, 2006	January 2, 2005	Increase (Decrease) %	January 1, 2006	January 2, 2005	Increase (Decrease) %

Net revenue	$59,669	$69,203	-14%	$239,845	$273,239	-12%

Cost of services	$51,849	$63,097	-18%	217,124	239,783	-9%
Gross profit	7,820	6,106	28%	22,721	33,456	-32%

Operating expenses:
Selling, general and administrative expenses	$7,315	$9,244	-21%	34,369	39,712	-13%
Restructuring and other charges	$5,005	$(136)	—	8,216	1,873	339%
Asset impairment charges	$—	$—	—	10,886	2,234	387%
Total operating expenses	12,320	9,108	35%	53,471	43,819	22%

Operating Loss	(4,500)	(3,002)	50%	(30,750)	(10,363)	197%

Other (income) and expense	$44	$(142)	-131%	(600)	(361)	66%
Interest expense	$402	$189	113%	1,408	620	127%

Loss before income taxes	(4,946)	(3,049)	62%	(31,558)	(10,622)	197%

Income tax benefit	$(3,450)	$(1,245)	177%	(9,160)	(4,123)	122%
Net loss	$(1,496)	$(1,804)	-17%	$(22,398)	$(6,499)	245%

Net Loss per share:

Basic	$(0.03)	$(0.04)	-25%	$(0.45)	$(0.13)	246%
Diluted	$(0.03)	$(0.04)	-25%	$(0.45)	$(0.13)	246%

Weighted average number of shares outstanding:
Basic	49,455	49,455		49,455	49,453
Diluted	49,455	49,455		49,455	49,453

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year and quarter ended January 1, 2006 and January 2, 2005 include 52/13 and 53/14 weeks, respectively.

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In thousands)
Unaudited

	January 1, 2006	January 2, 2005
Assets
Current Assets:
Cash and cash equivalents	$960	$271
Accounts receivable, less allowances of $1,919 and $2,193, respectively	37,592	41,002
Other current assets	9,248	11,253
Total current assets	47,800	52,526

Property and Equipment, net	22,233	24,214

Goodwill and Intangibles, net and Other Assets	41,017	42,793

Total assets	$111,050	$119,533

Liabilities and Shareholders’ Equity

Current Liabilities:
Current maturities of long-term debt	$11,971	$313

Accounts payable and other accrued liabilities	44,211	43,702
Total current liabilities	56,182	44,015

Other Liabilities	2,994	1,355

Commitments and contingencies	—	—

Total shareholders’ equity	51,874	74,163

Total liabilities and shareholders’ equity	$111,050	$119,533

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year ended January 1, 2006 and January 2, 2005 include 52 and 53 weeks, respectively.

APAC Customer Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(In thousands)
Unaudited

	Fifty-two / Fifty-Three Weeks Ended *
	January 1, 2006	January 2, 2005
Operating activities:
Net loss	$(22,398)	$(6,499)
Depreciation and amortization	12,118	11,055
Non-cash restructuring	904	75
Asset impairment charges	10,886	2,200
Deferred income taxes	(9,007)	(3,394)
Gain on sales of property and equipment	(339)	—
Changes in operating assets and liabilities	5,431	(2,947)
Net cash provided (used) by operating activities	(2,405)	490

Investing activities:
Purchases of property and equipment	(8,699)	(11,206)
Net proceeds from sale of property and equipment	1,071	—
Net cash (used) by investing activities	(7,628)	(11,206)

Financing activities:
Borrowings under revolving credit facility, net	11,971	—
Payments on long-term debt	(313)	(389)
Financing fees	(822)	(75)
Stock option and warrant transactions including related income tax benefit	—	23
Net cash provided (used) by financing activities	10,836	(441)

Effect of exchange rate changes in cash	(114)	—

Net change in cash and cash equivalents	689	(11,157)
Cash and Cash Equivalents:
Beginning of year	271	11,428

End of year	$960	$271

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year and quarter ended January 1, 2006 and January 2, 2005 include 52/13 and 53/14 weeks, respectively.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(In thousands, except for per share data)
Unaudited

	Thirteen / Fourteen Weeks Ended *			Fifty-Two / Fifty-Three Weeks Ended *
	January 1, 2006	January 2, 2005	Increase (Decrease) %	January 1, 2006	January 2, 2005	Increase (Decrease) %
Selected Financial Information :

Net revenue	$59,669	$69,203	-14%	$239,845	$273,239	-12%

Net loss	$(1,496)	$(1,804)	-17%	$(22,398)	$(6,499)	245%

EBITDA (1)	(1,480)	68	-2276%	(18,032)	1,053	-1812%

Adjusted EBITDA(1)	3,525	(68)	-5284%	1,070	5,160	-79%

Adjusted Operating Income (Loss) (2)	505	(3,138)	-116%	(11,648)	(6,256)	86%

Free Cash Flow (3)	(4,156)	(4,492)	-7%	(26,731)	(10,153)	163%

Adjusted Free Cash Flow (3)	849	(4,628)	-118%	(7,629)	(6,046)	26%

Statistical Information:

Number of Customer Interaction Centers	13	24	-46%	13	24	-46%

Weighted Average No. of Seats	6,463	6,681	-3%	6,890	6,749	2%

Revenue per Weighted Average No. of Seats	$9,232	$10,358	-11%	$34,811	$40,486	-14%

* The Company operates on a 52/53 week fiscal year that ends on the Sunday closest to December 31st. The fiscal year and quarter ended January 1, 2006 and January 2, 2005 include 52/13 and 53/14 weeks, respectively.

See attached Notes to Press Release Tables

APAC Customer Services, Inc.
Notes to Press Release Tables
January 1, 2006

(1)  The non-GAAP measure of EBITDA and Adjusted EBITDA is presented to supplement the consolidated financial statements in accordance with GAAP. We define EBITDA as Net Income plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. Adjusted EBITDA also adds back restructuring and asset impairment charges. We use EBITDA and Adjusted EBITDA, in addition to operating income and cash flows from operating activities to assess our liquidity and performance and believe that it is important and of interest to our investors to be able to evaluate our financial results using the same measures used by our management.

EBITDA and Adjusted EBITDA can be reconciled to net income, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

EBITDA Reconciliation	3rd Quarter 2005	4th Quarter		YTD
		2005	2004	2005	2004	2003

Net (loss) income	$(13,507)	$(1,496)	$(1,804)	$(22,398)	$(6,499)	$4,339

Provision (benefit) for income taxes	(1,757)	(3,450)	(1,245)	(9,160)	(4,123)	2,038

Interest expense	305	402	189	1,408	620	1,131

Depreciation and amortization	3,104	3,064	2,928	12,118	11,055	12,015

EBITDA	$(11,855)	$(1,480)	$68	$(18,032)	$1,053	$19,523

Restructuring and other charges (benefits)	2,074	5,005	(136)	8,216	1,873	3,238

Asset impairment charges	10,762	—	—	10,886	2,234	420

Adjusted EBITDA	$981	$3,525	$(68)	$1,070	$5,160	$23,181

EBITDA and Adjusted EBITDA do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial results. EBITDA and Adjusted EBITDA and the associated sequential trends should not be considered in isolation. Our calculation of EBITDA and Adjusted EBITDA may not be consistent with calculations of EBITDA and Adjusted EBITDA used by other companies.

(2)  We use the non-GAAP measure of Adjusted Operating Income (Loss) to supplement the consolidated financial statements. We use this measure, in addition to operating income to assess our financial performance and believe that this measurement is of interest to our investors in relation to our ongoing operating results.

Adjusted Operating Income (Loss) can be reconciled to the net income or loss, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

Adjusted Operating Income (Loss)

Reconciliation	3rd Quarter 2005	4th Quarter		YTD
		2005	2004	2005	2004	2003

Net (loss) income	$(13,507)	$(1,496)	$(1,804)	$(22,398)	$(6,499)	$4,339

Provision (benefit) for income taxes	(1,757)	(3,450)	(1,245)	(9,160)	(4,123)	2,038

Other (income) expense	(582)	44	(142)	(600)	(361)	(100)

Interest expense	305	402	189	1,408	620	1,131

Operating (loss) income	$(15,541)	$(4,500)	$(3,002)	$(30,750)	$(10,363)	$7,408

Restructuring and other charges (benefits)	2,074	5,005	(136)	8,216	1,873	3,238

Asset impairment charges	10,762	—	—	10,886	2,234	420

Adjusted Operating (loss) income	$(2,705)	$505	$(3,138)	$(11,648)	$(6,256)	$11,066

Adjusted Operating Income (Loss) does not represent net income and is not intended to represent or to be used as a substitute for operating income as measured under GAAP. The items excluded from Adjusted Operating Income (Loss) include Restructuring and Other Charges (Benefits) and Asset Impairment Charges and are significant components of our Statements of Operations and must be considered in performing a comprehensive assessment of our overall financial results. Adjusted Operating Income (Loss) and the associated sequential trends should not be considered in isolation. Our calculation of Adjusted Operating Income (Loss) may not be consistent with calculations of Adjusted Operating Income (Loss) used by other companies.

(3)  We use the non-GAAP measure of Free Cash Flow and Adjusted Free Cash Flow to supplement the consolidated financial statements in accordance with GAAP. We define Free Cash Flow as EBITDA less capital expenditures and Adjusted Free Cash Flow as Free Cash Flow less restructuring and other charges (benefits) and asset impairment charges. We use Free Cash Flow and Adjusted Free Cash Flow in addition to net cash provided (used) by operating activities to assess our liquidity and performance and believe that Free Cash Flow and Adjusted Free Cash Flow are of interest to our investors in relation to our debt covenants as capital expenditures are a significant use of our cash. Free Cash Flow and Adjusted Free Cash Flow do not represent the residual cash flow available for discretionary expenditures.

Free Cash Flow and Adjusted Free Cash Flow can be reconciled to the net cash provided (used) by operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

Free Cash Flow Calculation	3rd Quarter 2005	4th Quarter		YTD
		2005	2004	2005	2004	2003

EBITDA	$(11,855)	$(1,480)	$68	$(18,032)	$1,053	$19,523

CAPEX	(716)	(2,676)	(4,560)	(8,699)	(11,206)	(8,348)

Free Cash Flow	$(12,571)	$(4,156)	$(4,492)	$(26,731)	$(10,153)	$11,175

Restructuring and other charges (benefits)	2,074	5,005	(136)	8,216	1,873	3,238

Asset impairment charges	10,762	—	—	10,886	2,234	420

Adjusted Free Cash Flow	$265	$849	$(4,628)	$(7,629)	$(6,046)	$14,833

Free Cash Flow Reconciliation	3rd Quarter 2005	4th Quarter		YTD
		2005	2004	2005	2004	2003

Net cash provided by (used in) operating activities	2	$(4,110)	$(5,614)	$(2,405)	$490	$34,026

Purchase of property and equipment, net	(716)	(2,676)	(4,560)	(8,699)	(11,206)	(8,348)

Provision (benefit) for income taxes	(1,757)	(3,450)	(1,245)	(9,160)	(4,123)	2,038

Interest expense	305	402	189	1,408	620	1,131

Changes in operating assets and liabilities	(987)	2,793	2,382	(5,431)	2,981	(16,208)

Asset impairment charges	(10,762)	—	—	(10,886)	(2,234)	(420)

Loss (gain) on sale of property and equipment	398	(59)	—	339	—	—

Increase in deferred income taxes	1,121	3,651	4,152	9,007	3,394	(937)

Non-cash restructuring	(175)	(707)	204	(904)	(75)	(107)

Free Cash Flow	$(12,571)	$(4,156)	$(4,492)	$(26,731)	$(10,153)	$11,175

Restructuring and other charges (benefits)	2,074	5,005	(136)	8,216	1,873	3,238

Asset impairment charges	10,762	—	—	10,886	2,234	420

Adjusted Free Cash Flow	$265	$849	$(4,628)	$(7,629)	$(6,046)	$14,833

Free Cash Flow and Adjusted Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for cash flow from operations data as measured under GAAP. The items excluded from Free Cash Flow and Adjusted Free Cash Flow are significant components of our Statements of Operations and Statements of Cash Flows and must be considered in performing a comprehensive assessment of our overall financial results. Free Cash Flow and Adjusted Free Cash Flow and the associated sequential trends should not be considered in isolation. Our calculation of Free Cash Flow and Adjusted Free Cash Flow may not be consistent with calculations of Free Cash Flow and Adjusted Free Cash Flow used by other companies.